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                                                                    EXHIBIT 99.1


          AMERICAN VANTAGE COMPANIES ENTERS INTO A LAND SALE AGREEMENT

LAS VEGAS, NEVADA, SEPTEMBER 8, 2003 --- American Vantage Companies (NASDAQ:AVCS) today announced that it has entered into an agreement to sell approximately 40 acres of undeveloped land, located in North Las Vegas, Nevada, to a national home building company. The contemplated sale would satisfy the Company's prior decision to sell all land parcels previously held by AVCS.

The agreement provides for a $7.0 million purchase price with the buyer responsible for the real estate broker commission fees. The buyer may terminate the transaction at any time prior to December 4, 2003 for any reason, and on or prior to December 31, 2003 if the buyer is unable to obtain approval of the buyer's "tentative map" by the applicable zoning authorities. The sale is anticipated to close on or before January 15, 2004.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of American Vantage Companies' operations are subject to known and unknown risks, uncertainties and other factors, including overall economic conditions and other factors and uncertainties as are identified in American Vantage Companies' Form 10-KSB for the year ended July 31, 2002, Forms 10-QSB for the quarters ended April 30, 2003, January 31, 2003 and October 31, 2002 and Form 8-K (Date of Report: April 16, 2003). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. American Vantage Companies' actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.